Exhibit 99.2

EXPRESS SCRIPTS AND MEDCO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On July 20, 2011, Express Scripts, Inc. (“Express Scripts”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Medco Health Solutions, Inc. (“Medco”), Aristotle Holding, Inc. (“New Express Scripts”), Aristotle Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of New Express Scripts (“Express Scripts Merger Sub”), and Plato Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of New Express Scripts (“Medco Merger Sub” and, together with Express Scripts Merger Sub, the “Merger Subs”), which was amended by Amendment No. 1 thereto on November 7, 2011. Pursuant to the Merger Agreement, Express Scripts Merger Sub will be merged with and into Express Scripts (the “Express Scripts Merger”), and Medco Merger Sub will be merged with and into Medco (the “Medco Merger” and, together with the Express Scripts Merger, the “Mergers”). As a result, Express Scripts and Medco will each become a wholly owned subsidiary of New Express Scripts. The “Related Financing Transactions” refers to (i) the borrowing by us of $4.0 billion under the Term Loan Facility (as defined below), the issuance by New Express Scripts on November 21, 2011 of $900 million aggregate principal amount of 2.750% Senior Notes due 2014 (the “2014 Notes”), $1.25 billion aggregate principal amount of 3.500% Senior Notes due 2016 (the “2016 Notes”), $1.25 billion aggregate principal amount of 4.750% Senior Notes due 2021 (the “2021 Notes”) and $700 million aggregate principal amount of 6.125% Senior Notes due 2021 (together with the 2014 Notes, the 2016 Notes and the 2021 Notes, the “Existing New Express Scripts Notes”) and each of the other borrowings, issuances or other transactions effected to procure the balance of the funds needed to pay the cash consideration payable to Medco stockholders in accordance with the Merger Agreement, to repay any existing indebtedness that will be repaid in connection with the Mergers and to pay related fees and expenses and (ii) the payment of existing indebtedness that will be repaid in connection with the Mergers.

The unaudited pro forma condensed combined financial information presented below is derived from the historical financial statements of Express Scripts and Medco, adjusted to give effect to the Mergers and the Related Financing Transactions.

The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2011 and for the year ended December 31, 2010 give effect to the Mergers and the Related Financing Transactions as if they had occurred on the first day of the earliest period presented. The unaudited pro forma condensed combined balance sheet gives effect to the Mergers and the Related Financing Transactions as if they had occurred on September 30, 2011.

The pro forma adjustments are preliminary and have been made solely for informational purposes. The actual results reported by the combined company in periods following the Mergers may differ significantly from that reflected in these unaudited pro forma condensed combined financial statements for a number of reasons, including but not limited to cost savings from operating efficiencies, synergies and the impact of the incremental costs incurred in integrating the two companies. As a result, the pro forma condensed combined information is not intended to represent and does not purport to be indicative of what the combined company’s financial condition or results of operations would have been had the Mergers and the Related Financing Transactions been completed on the applicable dates of this pro forma condensed combined financial information. In addition, the pro forma condensed combined financial information does not purport to project the future financial condition and results of operations of the combined company.

The unaudited pro forma condensed combined financial information is based upon the historical financial statements of Express Scripts and Medco. The pro forma condensed combined financial statements are based on various assumptions, including assumptions relating to the consideration paid and the allocation thereof to the assets acquired and liabilities assumed from Medco based on preliminary estimates of fair value. The pro forma assumptions and adjustments are described in the accompanying notes presented on the following pages. Pro forma adjustments are those that are directly attributable to the transaction, are factually supportable and, with respect to the unaudited pro forma condensed combined statement of operations, are expected to have a continuing impact on the consolidated results. The final purchase price and the allocation thereof will differ from that reflected in the pro forma condensed combined financial statements after final valuation procedures are performed and amounts are finalized following the completion of the Mergers.

The unaudited pro forma condensed combined financial information does not reflect any cost savings from operating efficiencies, synergies or other restructurings that could result from the Mergers.

Unaudited Pro Forma Condensed Combined Balance Sheet

September 30, 2011

	Express Scripts September 30, 2011	Medco September 24, 2011	Reclassifications for Consistent Presentation (1)	Pro Forma Adjustments		Pro Forma Combined September 30, 2011
	(in millions)
Assets
Current assets:
Cash and cash equivalents	$1,062.6	$161.5	$—	$(1,000.0	) (A)	$224.1
Restricted cash and investments	19.9	5.3	—	—		25.2
Receivables, net	1,770.7	—	4,270.5	—		6,041.2
Manufacturer accounts receivable, net	—	1,859.8	(1,859.8)	—		—
Client accounts receivable, net	—	2,410.7	(2,410.7)	—		—
Inventories	340.2	788.1	—	—		1,128.3
Deferred taxes	45.0	266.9	—	—		311.9
Prepaid expenses and other current assets	68.0	69.7	—	(3.7	) (B)	134.0

Total current assets	3,306.4	5,562.0	—	(1,003.7)		7,864.7
Property and equipment, net	388.8	1,027.1	—	—	(C)	1,415.9
Goodwill	5,485.4	6,957.7	—	18,955.5	(D)	31,398.6
Other intangible assets, net	1,665.8	2,214.4	—	9,632.9	(D)	13,513.1
Other assets	25.3	102.4	—	(11.4	) (B)	116.3

Total assets	$10,871.7	$15,863.6	$—	$27,573.3		$54,308.6

Liabilities and stockholders’ equity
Current liabilities:
Claims and rebates payable	$2,710.9	—	$4,156.0	$—		$6,866.9
Accounts payable	744.3	—	1,006.3	—		1,750.6
Claims and other accounts payable	—	2,960.5	(2,960.5)	—		—
Client rebates and guarantees payable	—	2,201.8	(2,201.8)	—		—
Accrued expenses	688.6	940.0	—	—		1,628.6
Short-term debt	—	36.4	—	—		36.4
Current maturities of long-term debt	999.9	2,000.0	—	(2,000.0	) (B)	999.9

Total current liabilities	5,143.7	8,138.7	—	(2,000.0)		11,282.4
Long-term debt	2,989.3	3,002.2	—	12,857.7	(B)	18,849.2
Deferred tax liabilities	—	972.2	(972.2)	—		—
Other liabilities	574.0	200.1	972.2	3,243.5	(E)	4,989.8

Total liabilities	8,707.0	12,313.2	—	14,101.2		35,121.4

Stockholders’ equity:
Preferred stock	—	—	—	—		—
Common stock	6.9	6.7	—	(3.0	) (F)	10.6
Additional paid-in capital	2,422.5	8,760.0	—	8,468.5	(F)	19,651.0
Accumulated other comprehensive income (loss)	15.6	(31.6)	—	31.6	(F)	15.6
Retained earnings	6,355.2	7,668.2	—	(7,877.9	) (F)	6,145.5

	8,800.2	16,403.3	—	619.2		25,822.7
Common stock in treasury at cost	(6,635.5)	(12,852.9)	—	12,852.9	(F)	(6,635.5)

Total stockholders’ equity	2,164.7	3,550.4	—	13,472.1		19,187.2

Total liabilities and stockholders’ equity	$10,871.7	$15,863.6	$—	$27,573.3		$54,308.6

(1)	See Note 1 — Basis of Presentation for explanation of reclassifications.

See accompanying notes to the unaudited pro forma condensed combined financial statements.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Nine Months Ended September 30, 2011

	Express Scripts September 30, 2011	Medco September 24, 2011	Reclassifications for Consistent Presentation (1)	Pro Forma Adjustments		Pro Forma Combined September 30, 2011
	(in millions, except per share data)
Revenues	$34,026.9	$51,075.1	$—	$(248.7	) (G)	$84,853.3
Cost of revenues	31,661.5	47,732.4	(76.9)	(248.7	) (G)	79,068.3

Gross profit	2,365.4	3,342.7	76.9	—		5,785.0
Selling, general and administrative	628.6	1,263.0	296.5	879.4	(H)	3,067.5
Amortization of intangibles	—	219.6	(219.6)	—		—

Operating income	1,736.8	1,860.1	—	(879.4)		2,717.5

Other income (expense):
Interest income and other income (expense)	7.8	(1.7)	—	—		6.1
Interest expense	(184.3)	(156.4)	—	(260.7	) (I)	(601.4)

	(176.5)	(158.1)	—	(260.7)		(595.3)

Income before income taxes	1,560.3	1,702.0	—	(1,140.1)		2,122.2
Provision for income taxes	574.9	670.7	—	(435.3	) (J)	810.3

Net income from continuing operations	$985.4	$1,031.3	$—	$(704.8)		$1,311.9

Weighted average number of common shares outstanding during the period:
Basic:	506.1	397.0	—	(75.4	) (K)	827.7
Diluted:	510.3	404.7	—	(76.9	) (K)	838.1
Basic earnings per share from continuing operations	$1.95	$2.60				$1.58
Diluted earnings per share from continuing operations	$1.93	$2.55				$1.57

(1)	See Note 1 — Basis of Presentation for explanation of reclassifications.

See accompanying notes to the unaudited pro forma condensed combined financial statements.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Fiscal Year Ended December 31, 2010

	Express Scripts December 31, 2010	Medco December 25, 2010	Reclassifications for Consistent Presentation (1)	Pro Forma Adjustments		Pro Forma Combined December 31, 2010
	(in millions, except per share data)
Revenues	$44,973.2	$65,968.3	$—	$(266.2	) (G)	$110,675.3
Cost of revenues	42,015.0	61,633.2	(101.5)	(266.2	) (G)	103,280.5

Gross profit	2,958.2	4,335.1	101.5	—		7,394.8
Selling, general and administrative	887.3	1,550.4	388.9	1,309.9	(H)	4,136.5
Amortization of intangibles	—	287.4	(287.4)	—		—

Operating income	2,070.9	2,497.3	—	(1,309.9)		3,258.3

Other income (expense):
Interest income and other income	4.9	9.4	—	—		14.3
Interest expense	(167.1)	(172.5)	—	(464.5	) (I)	(804.1)

	(162.2)	(163.1)	—	(464.5)		(789.8)

Income before income taxes	1,908.7	2,334.2	—	(1,774.4)		2,468.5
Provision for income taxes	704.1	906.9	—	(673.7	) (J)	937.3

Net income from continuing operations	$1,204.6	$1,427.3	$—	$(1,100.7)		$1,531.2

Weighted average number of common shares outstanding during the period:
Basic	538.5	443.0	—	(84.2	) (K)	897.3
Diluted	544.0	451.8	—	(85.8	) (K)	910.0
Basic earnings per share from continuing operations	$2.24	$3.22				$1.71
Diluted earnings per share from continuing operations	$2.21	$3.16				$1.68

(1)	See Note 1 — Basis of Presentation for explanation of reclassifications.

See accompanying notes to the unaudited pro forma condensed combined financial statements.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Note 1 — Basis of Presentation

The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting and was based on the historical audited financial statements of Express Scripts and Medco for the years ended December 31, 2010 and December 25, 2010, respectively, and unaudited financial statements of Express Scripts and Medco as of and for the nine months ended September 30, 2011 and September 24, 2011, respectively. Certain reclassifications have been made to the historical financial statements of Medco to conform to Express Scripts’ presentation, including the presentation of claims and rebates payable as a separate line item from accounts payable and condensing Medco’s receivable balances into one line item. Additionally, Medco’s product revenues and service revenues have been combined into a single line item and amortization of intangibles has been included in selling, general and administrative expenses to conform to Express Scripts’ presentation. Finally, the following adjustments have been made to cost of revenues and selling, general and administrative expense:

	Nine Months Ended September 30, 2011	Twelve Months Ended December 31, 2010
	(in millions)
Reclassify bad debt expense(1)	$(100.4)	$(130.5)
Reclassify labor and benefits expense(2)	(8.7)	(11.6)
Allocation of IT related expenses(3)	32.2	40.6

Net adjustment to cost of revenues	$(76.9)	$(101.5)

Reclassify bad debt expense(1)	$100.4	$130.5
Reclassify labor and benefits expense(2)	8.7	11.6
Allocation of IT related expenses(3)	(32.2)	(40.6)
Medco historical amortization of intangibles(4)	219.6	287.4

Net adjustment to selling, general and administrative expense	$296.5	$388.9

(1)	Bad debt expense recorded by Medco has been reclassified from cost of revenues to selling, general and administrative expenses for consistent presentation in the unaudited pro forma condensed combined statements of operations.
(2)	Medco allocates a portion of the labor and benefits expenses for certain employees who manage its relationships with retail pharmacies and pharmaceutical manufacturers to cost of revenues. The allocated amount of these labor and benefits expenses has been reclassified to selling, general and administrative expense for consistent presentation in the unaudited pro forma condensed combined statements of operations.
(3)	Adjustments have been made to allocate a portion of Medco’s pharmacy technology expenses from selling, general and administrative expense to cost of revenues for consistent presentation in the unaudited pro forma condensed combined statements of operations.
(4)	Amortization of intangibles, presented as a separate line item in Medco’s historical financial statements, has been condensed into selling, general and administrative expense for consistent presentation in the unaudited pro forma condensed combined statements of operations.

The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2010 and for the nine months ended September 30, 2011 give effect to the proposed Mergers and the Related Financing Transactions as if they had occurred on the first day of the earliest period presented. The unaudited condensed combined balance sheet as of September 30, 2011 gives effect to the Mergers and the Related Financing Transactions as if they had occurred on September 30, 2011.

The acquisition method of accounting is based on authoritative guidance for business combinations and uses the fair value concepts defined in authoritative guidance. We prepared the unaudited pro forma condensed combined financial information using the acquisition method of accounting under these existing U.S. GAAP standards.

The authoritative guidance for business combinations requires, among other things, that assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date if fair value can reasonably be estimated. If the fair value of an asset or liability that arises from a contingency cannot be determined, the asset or liability is recognized if it is probable that an asset existed or a liability has been incurred at the acquisition date and the amount of such asset or liability can be reasonably determined. In addition, the guidance establishes that the consideration transferred be measured at the closing date of the acquisition at the then-current market price. As the purchase price includes shares to be issued for consideration in the Mergers, this will likely result in an equity component that is different from the amount assumed in these unaudited pro forma condensed combined financial statements.

The authoritative guidance for fair value defines the term “fair value,” sets forth the valuation requirements for any asset or liability measured at fair value, expands related disclosure requirements and specifies a hierarchy of valuation techniques based on the nature of inputs used to develop the fair value measures. Fair value is defined in the guidance as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” This is an exit price concept for the valuation of the asset or liability. In addition, market participants are assumed to be buyers and sellers in the principal (or the most advantageous) market for the asset or liability. Fair value measurements for an asset assume the highest and best use by these market participants. As a result of these standards, we may be required to record assets that we do not intend to use or sell (defensive assets) and/or to value assets at fair value measurements that do not reflect our intended use of those assets. Many of these fair value measurements can be highly subjective and it is also possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.

The pro forma adjustments described below have been developed based on assumptions and estimates, including assumptions relating to the consideration to be paid and the allocation thereof to the assets acquired and liabilities assumed from Medco based on preliminary estimates of fair value. The final purchase price and the allocation thereof will differ from that reflected in the pro forma condensed combined financial statements after final valuation procedures are performed and amounts are finalized following the completion of the Mergers.

The unaudited pro forma condensed combined financial statements are provided for illustrative purposes only and do not purport to represent what the actual consolidated results of operations or the consolidated financial position of New Express Scripts would have been had the Mergers and the Related Financing Transactions occurred on the dates assumed, nor are they necessarily indicative of future consolidated results of operations or financial position.

The unaudited pro forma condensed combined financial statements do not reflect any cost savings from operating efficiencies, synergies or other restructurings that could result from the Mergers. Additionally, no adjustments were made to reflect termination costs to be incurred in connection with the Mergers, as such costs are not currently factually supportable.

Express Scripts has been determined to be the acquirer under the acquisition method of accounting based on various considerations. Upon closing of the Mergers, Express Scripts stockholders are expected to own approximately 59% of the combined company and Medco stockholders are expected to own approximately 41%. Additionally, New Express Scripts will transfer cash and issue common stock as the merger consideration to Medco stockholders. Further, the Board of Directors and senior management of the combined company will be comprised primarily of current Express Scripts board members and senior management, respectively.

Express Scripts performed a preliminary review of Medco’s accounting policies, based primarily on publicly available information, to determine whether any adjustments were necessary to ensure comparability in the pro forma condensed combined financial statements. At this time, Express Scripts is not aware of any differences that would have a material impact on the pro forma condensed combined financial statements. The unaudited pro forma condensed combined financial statements do not reflect any differences in accounting policies. Upon completion of the Mergers, or as more information becomes available, Express Scripts will perform a more detailed review of Medco’s accounting policies. As a result of that review, differences may be identified between the accounting policies of the two companies that, when conformed, could have a material impact on the combined financial statements.

Note 2 — Preliminary Purchase Price

The total consideration for the transaction is $28.4 billion, composed of $70.72 per share in cash and New Express Scripts’ stock (valued based on the closing price of Express Scripts stock on February 2, 2012), including $28.80 in cash and 0.81 shares for each Medco share outstanding. The purchase price for the business combination is estimated as follows:

Estimated Purchase Price Including Debt Assumed (in millions):
Cash to be paid to Medco stockholders(1)	$11,158.9
Value of shares of New Express Scripts common stock to be issued to Medco stockholders(2)	16,241.5
Value of New Express Scripts restricted stock units to be issued to holders of Medco restricted stock units(3)	219.7
Value of New Express Scripts stock options to be issued to holders of Medco stock options(3)(4)	771.0

Consideration to be transferred	28,391.1
Debt assumed	5,380.4

Total purchase price	$33,771.5

(1)	Equals Medco outstanding shares multiplied by $28.80 per share.

(2)	Equals Medco outstanding shares multiplied by the exchange ratio of 0.81, multiplied by the Express Scripts closing share price at February 2, 2012 of $51.75.
(3)	In accordance with applicable accounting guidance, the fair value of replacement awards attributable to precombination service is recorded as part of the consideration transferred in the Mergers, while the fair value of replacement awards attributable to postcombination service is recorded separately from the business combination and recognized as compensation cost in the post-acquisition period over the remaining service period. The portion of Medco stock options attributable to precombination and postcombination service is estimated based on the ratio of vested to unvested stock options and the average vesting period. These postcombination compensation costs have been recorded as adjustments to the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2010 and the nine months ended September 30, 2011. See Note 4 — Unaudited Pro Forma Adjustments (H) for adjustment amounts. Various estimates were used in this calculation, including average remaining vesting period. These estimates could differ significantly from actual amounts calculated at the date of the Mergers, and such differences could have a material impact on the total purchase price.
(4)	The fair value of the New Express Scripts equivalent stock options was estimated as of February 2, 2012 using the Black-Scholes valuation model utilizing various assumptions. The expected volatility of the New Express Scripts common stock price is based on the average historical volatility over the expected term based on daily closing stock prices of Express Scripts common stock. The expected term of the option is based on Medco historical employee stock option exercise behavior as well as the remaining contractual exercise term. The stock price volatility and expected term are based on Express Scripts’ best estimates at this time, both of which impact the fair value of the option calculated under the Black-Scholes methodology and, ultimately, the total consideration that will be recorded at the effective time of the Mergers. These estimates are subject to change with market conditions and other circumstances, and these changes may have a material impact on the fair value of stock options used to calculate the total purchase price.

Since the Express Scripts stock price at the February 2, 2012 measurement date used for purposes of these unaudited pro forma condensed combined financial statements exceeds the average stock price for the 15 days prior to and including such measurement date, which is used to calculate the exchange ratio, excess fair value of $26.4 million is recorded for the replacement stock options. For the purposes of the unaudited pro forma condensed combined statements of operations, this excess fair value has been amortized over the remaining vesting period of the stock options resulting in additional compensation expense of $16.1 million and $5.5 million for the year ended December 31, 2010 and the nine months ended September 30, 2011, respectively. Express Scripts will recalculate the fair values of the Medco stock options and the converted options as of the closing date to determine the excess fair value amounts, if any, to be recorded as compensation expense by New Express Scripts.

Medco’s stock incentive plan includes a provision for the acceleration of vesting of awards granted under the Medco stock incentive plan in certain circumstances involving termination in connection with a change in control. No adjustments have been made to the unaudited pro forma condensed combined financial statements as a result of this provision, as Express Scripts cannot currently predict the nature and extent of terminations to be made in connection with the Mergers.

The portion of the purchase price to be paid in shares of New Express Scripts common stock is valued based on the number of Medco shares outstanding immediately prior to the Mergers and the Express Scripts share price on that date. A 10% difference in Express Scripts’ stock price would change the purchase price by approximately $1.8 billion with a corresponding change to goodwill. Additionally, a 10% change in the number of Medco shares outstanding would change the purchase price by approximately $2.7 billion, with a corresponding change to goodwill. The actual purchase price will fluctuate with the price of Express Scripts’ common stock until the effective date of the acquisition and the final valuation could differ significantly from the current estimate.

Note 3 — Preliminary Purchase Price Allocation

The combined company will allocate the purchase price paid by Express Scripts to the fair value of the Medco assets acquired and liabilities assumed. The pro forma purchase price allocation below has been developed based on preliminary estimates of fair value using the historical financial statements of Medco as of September 24, 2011. In addition, the allocation of the purchase price to acquired intangible assets is based on preliminary fair value estimates and is subject to final management analysis, with the assistance of third party valuation advisors, at the completion of the Mergers. Once Express Scripts and its third party valuation advisors have full access to the specifics of Medco’s intangible assets, additional insight will be gained that could impact: (i) the estimated total value assigned to intangible assets, (ii) the estimated allocation of value between finite-lived and indefinite-lived intangible assets and/or (iii) the estimated weighted-average useful life of each category of intangible assets. The estimated intangible asset values and their useful lives could be impacted by a variety of factors that may become known to us only upon access to additional information and/or by changes in such factors that may occur prior to the effective time of the Mergers.

The estimated intangible assets are comprised of customer contracts with an estimated useful life of 10 years and trade names with an estimated useful life of 5 years, which is consistent with the estimated benefit period. Since Express Scripts has limited information at this time to value all of the intangible assets, the estimated fair values were based primarily on current estimates of Medco’s expected future cash flows for all customer contracts and trade names. Express Scripts expects that the estimated value assigned to Medco’s customer contracts is likely to change as access is gained by Express Scripts to the specifics of Medco’s customer contracts and as life and renewal assumptions are refined. Additional intangible asset classes may be identified as the valuation process continues, however such items are currently not expected to be material to the overall purchase price allocation. A 10% change in the amount allocated to identifiable intangible assets would increase or decrease annual amortization expense by $140.0 million. The residual amount of the purchase price after preliminary allocation to identifiable intangibles has been allocated to goodwill. The actual amounts recorded when the Mergers are complete may differ materially from the pro forma amounts presented below (in millions):

Tangible assets acquired:
Current assets	$5,558.3
Property and equipment, net	1,027.1
Other non-current assets	91.0

Total tangible assets acquired	6,676.4
Value assigned to intangible assets acquired	11,700.0
Liabilities assumed, excluding debt	(7,274.6)
Deferred tax liability related to acquired intangible assets and replacement stock awards included in the purchase price	(3,243.5)

Total assets acquired in excess of liabilities assumed	7,858.3
Goodwill	25,913.2

Total purchase price	33,771.5
Less debt assumed	(5,380.4)

Total payments to Medco stockholders	$28,391.1

Note 4 — Unaudited Pro Forma Adjustments

Unaudited Pro Forma Condensed Combined Balance Sheet

(A) Sources and Uses

(in millions)
Sources of funds:
Express Scripts cash on hand at September 30, 2011	$1,000.0
Term Loan Facility	4,000.0
Existing New Express Scripts Notes	4,086.3
Additional debt financing	4,429.6

Total sources of funds	$13,515.9

Use of funds:
Cash payments to Medco stockholders	$11,158.9
Payment of Medco 2012 term loan and revolving credit facility due 2013	2,000.0
Express Scripts transaction costs(1)	209.7
New debt issuance costs(2)	147.3

Total use of funds	$13,515.9

(1)	In accordance with applicable accounting guidance, the transactions costs are expensed as they are incurred.
(2)	See Note (D) below.

In connection with the Mergers, on August 5, 2011, Express Scripts entered into a $14.0 billion unsecured bridge facility (the “Bridge Facility”). The lenders’ commitments under the Bridge Facility have been subsequently reduced to $5.9 billion. On the effective date of the Bridge Facility and prior to the consummation of the Express Scripts Merger, Express Scripts will be the borrower under the Bridge Facility. New Express Scripts will assume the role, rights and obligations of Express Scripts and become the borrower under the Bridge Facility upon consummation of the Express Scripts Merger. The Bridge Facility will be available for Express Scripts or New Express Scripts to pay a portion of the cash consideration in accordance with the Merger Agreement, to repay any existing indebtedness that will become due or otherwise default upon consummation of the Mergers, and to pay related fees and expenses. When any senior notes are issued, the commitments under the Bridge Facility will be automatically reduced dollar-for-dollar by the net proceeds of such senior notes.

In connection with the Mergers, on August 29, 2011, Express Scripts entered into a $5.5 billion permanent facility consisting of a five-year $4.0 billion unsecured term loan facility (the “Term Loan Facility”) and a five-year unsecured $1.5 billion revolving loan facility (the “Revolving Loan Facility”). On the effective date of the Term Loan Facility and the Revolving Loan Facility and prior to the consummation of the Express Scripts Merger, Express Scripts will be the borrower under the Term Loan Facility and the Revolving Loan Facility. New Express Scripts will assume the role, rights and obligations of Express Scripts and become the borrower under the credit agreement in respect of the Term Loan Facility and the Revolving Loan Facility upon consummation of the Express Scripts Merger. The Term Loan Facility will be available for Express Scripts to pay a portion of the cash consideration in accordance with the Merger Agreement, to repay any existing indebtedness that will become due or otherwise default upon consummation of the Mergers and to pay related fees and expenses. The Revolving Loan Facility will be available for working capital needs and general corporate purposes. Upon entry into the Term Loan Facility, the commitments under the Bridge Facility were automatically reduced by $4.0 billion. Upon funding of the Term Loan Facility, we anticipate that the $1.5 billion Revolving Loan Facility will replace Express Scripts’ current $750 million revolving credit facility.

On November 21, 2011, New Express Scripts issued $4.1 billion aggregate principal amount of senior notes (the Existing New Express Scripts Notes), the net proceeds of which will be used to pay a portion of the cash consideration payable to Medco stockholders in accordance with the Merger Agreement, to repay any existing indebtedness that will be repaid in connection with the Mergers and to pay related fees and expenses. The commitments under the Bridge Facility were reduced dollar-for-dollar by the net proceeds of the issuance of the Existing New Express Scripts Notes.

The net proceeds of any issuance of senior notes, together with our borrowings under the Term Loan Facility, the net proceeds from the sale of the Existing New Express Scripts Notes and cash on hand, will be used to pay all or a portion of the cash consideration payable to Medco stockholders in accordance with the Merger Agreement, to repay any existing indebtedness that will be repaid in connection with the Mergers and to pay related fees and expenses. We may also finance a portion of these obligations through borrowings under the Bridge Facility and/or our Revolving Loan Facility. In the event that we draw upon the Bridge Facility, we may refinance all or a portion of the Bridge Facility at a later date.

The sources of funds table above assumes that we will use $1.0 billion of cash on hand at September 30, 2011 to pay a portion of the consideration in connection with the Mergers. Actual cash on hand used in connection with the Mergers may vary depending on the timing of the closing of the Mergers and other factors, which would increase or decrease the amount of funds that we borrow to fund the Mergers.

(B) Debt

Upon close of the Mergers, Express Scripts intends to settle Medco’s $2.0 billion of current debt outstanding under its unsecured credit agreements.

The adjustment to long-term debt is comprised of the following items (in millions):

Financing incurred in connection with the Mergers	$12,515.9
Adjust Medco pre-merger fixed rate debt to fair value	341.8

Total adjustment to long-term debt	$12,857.7

The fair values of Medco’s senior notes were estimated based on observable relevant market information.

Additionally, deferred financing fees of $3.7 million and $11.4 million relating to pre-Merger Medco debt have been eliminated from Prepaid expenses and other current assets and Other assets, respectively, in connection with the adjustment of Medco’s debt to fair value.

(C) Property and equipment, net

Based on the preliminary fair value assessment, the carrying value of Medco’s property and equipment at September 24, 2011 approximates fair value. As such, the carrying value of Medco’s property and equipment was used in the preliminary purchase price allocation, and no adjustments were made to the unaudited pro forma condensed combined balance sheet. Adjustments may be required when additional information is obtained and a more detailed review is performed over the fair value of property and equipment. The actual amounts recorded when the Mergers are completed may differ materially from the current book value of property and equipment.

(D) Goodwill and other intangible assets

The net adjustment to goodwill includes the elimination of Medco pre-Merger goodwill balances and is calculated as follows (in millions):

Purchase price allocation to goodwill (Note 3)	$25,913.2
Elimination of pre-Merger Medco goodwill	(6,957.7)

Total adjustment to goodwill	$18,955.5

The net adjustment to other intangible assets, net, is calculated as follows (in millions):

New intangibles recorded:
Value assigned to intangible assets acquired(1)	$11,700.0
Debt issuance costs(2)	147.3
Elimination of Medco pre-Merger other intangibles	(2,214.4)

Total adjustment to other intangible assets	$9,632.9

(1)	Based on the preliminary valuation, intangible assets acquired is comprised of $9.4 billion of customer contracts and $2.3 billion of trade names.
(2)	These represent deferred financing fees incurred in connection with the Bridge Facility, the Term Loan Facility, the Revolving Loan Facility, the Existing New Express Scripts Notes, and estimated fees to be incurred in connection with the other Related Financing Transactions. Amounts incurred in connection with the Bridge Facility are being amortized over nine months, amounts incurred in relation to the Term Loan Facility and the Revolving Loan Facility are being amortized over the five year term of such facilities, and amounts incurred in connection with the Existing New Express Scripts Notes are being amortized over a weighted average period of 10.4 years. Estimated amounts to be incurred in connection with the other Related Financing Transactions are being amortized over an estimated weighted average period of 5.6 years. This amortization period may differ materially from the estimates used for the purposes of these unaudited pro forma condensed combined financial statements. See Note (I) below for a sensitivity analysis of the impact of our assumptions to interest expense.

See Note 3 for the estimated purchase price allocation. The final valuation could differ significantly from the current estimate. The pro forma purchase price allocation is preliminary as the Mergers have not yet been completed. The pro forma presentation assumes that the historical values of Medco’s tangible assets and liabilities approximate fair value. Additionally, the allocation of the purchase price to acquired intangible assets is preliminary and subject to the final outcome of management’s analysis to be conducted, with the assistance of valuation advisors, upon the completion of the Mergers. The residual amount of the purchase price has been allocated to goodwill. The actual amounts recorded when the Mergers are completed may differ materially from the pro forma amounts presented herein.

(E) Deferred taxes

The adjustment reflects an increase of $3,621.8 million in deferred tax liabilities associated with the recording of new identifiable intangible assets for the combined company. This amount was calculated using a tax rate of 38.18%, which represents Express Scripts’ and Medco’s estimated blended rate for the first nine months of 2011, which approximates the relevant statutory rate. This was offset by an additional adjustment of $378.3 million associated with the portion of replacement stock options and restricted stock units allocated to the purchase price. The actual amounts recorded for deferred taxes may differ materially from the pro forma amounts presented herein.

(F) Equity

The historical stockholders’ equity of Medco will be eliminated upon the completion of the Mergers. The total stockholders’ equity of the combined company will be increased over the pre-Merger Express Scripts amounts by the value of the common stock issued in connection with the purchase price. New Express Scripts will be issuing approximately $17.2 billion of stock as part of the purchase price consideration. The calculation below estimates the number of shares issued to be 313.8 million using a share price of $51.75 (Express Scripts’ closing share price on February 2, 2012), and the number of replacement stock options and restricted stock units to be 53.9 million. The number of shares issued is dependent on the number of Medco shares, restricted shares and options outstanding on the date of the Mergers. See the calculation of the pro forma adjustments to common stock and additional paid-in capital below (in millions):

	Common Stock	Additional Paid-In Capital	Accumulated Other Comprehensive Income	Retained Earnings	Common Stock in Treasury at Cost
Elimination of pre-Merger Medco equity balances	$(6.7)	$(8,760.0)	$31.6	$(7,668.2)	$12,852.9
Impact of shares to be issued to Medco stockholders	3.7	17,228.5	—	—	—
Estimated transaction fees	—	—	—	(209.7)	—

Total pro forma adjustment	$(3.0)	$8,468.5	$31.6	$(7,877.9)	$12,852.9

Unaudited Pro Forma Condensed Combined Statements of Operations

(G) Revenues and Cost of revenues

Adjustments have been included in the unaudited pro forma condensed combined statements of operations to eliminate revenues and cost of revenues from transactions between Express Scripts and Medco. Express Scripts and Medco’s pharmacies may be included in the pharmacy networks of the other respective company in order to fulfill members’ prescriptions for certain drugs that are under limited or exclusive distribution contracts with manufacturers.

(H) Selling, general and administrative

	Nine Months Ended September 30, 2011	Twelve Months Ended December 31, 2010
	(in millions)
Intangible asset amortization(1)	$830.4	$1,112.6
Post combination stock compensation expense (Note 2)	70.7	198.7
Elimination of non-recurring charges directly attributable to the transaction	(20.3)	—
Elimination of amortization of prior service costs and actuarial gain/loss related to pension and other post-retirement benefit plans(2)	(1.4)	(1.4)

Net adjustment to selling, general and administrative	$879.4	$1,309.9

(1)	As of the effective time of the Mergers, identifiable intangible assets are required to be measured at fair value and these acquired assets could include assets that are not intended to be used or sold or that are intended to be used in a manner other than their highest and best use. For purposes of these unaudited pro forma condensed combined financial statements, it is assumed that all assets will be used and that all assets will be used in a manner that represents the highest and best use of those assets. Adjustments have been included in the unaudited pro forma condensed combined statements of operations to record the estimated net increase in amortization expense for other intangible assets. The incremental additional expense was calculated on a straight-line basis using a preliminary estimated useful life of 10 years for customer contracts and 5 years for trade names to amortize the preliminary estimated value of $11.7 billion assigned to identifiable intangible assets. Express Scripts is still considering a modified pattern of benefit method of amortization over 10 years for customer contracts. A modified pattern of benefit method of amortization would result in a greater portion of the expense recorded in the first 5 years to better reflect the expected cash flows under the Mergers, resulting in greater amortization expense during the early years. Further assessments will also be performed regarding the appropriate amortization method for trade names and any other definite-lived intangible assets identified. A determination will be made as Express Scripts is able to perform a more detailed review of Medco’s records.
(2)

In January 2011, Medco amended its postretirement healthcare benefit plan, discontinuing the benefit for all active non-retirement eligible employees. Medco had previously reduced and capped the benefit through a 2003 plan amendment, the effect of which resulted in a prior service credit reflected as a component of accumulated other comprehensive loss in stockholders’ equity. As this amount is being eliminated on the unaudited pro forma condensed combined balance sheet in connection with the elimination of Medco’s pre-Merger equity, adjustments have been made to eliminate the corresponding amortization of pension and postretirement prior service costs and actuarial gains and losses from selling, general and administrative expenses.

(I) Interest Expense

For the purposes of the unaudited pro forma condensed combined financial statements, Express Scripts is assumed to partially fund the Mergers through drawing $4.0 billion under the Term Loan Facility, using the approximately $4.1 billion of net proceeds from the Existing New Express Scripts Notes and any future issuance of senior notes and drawing up to $5.9 billion under the Bridge Facility, reduced on a dollar-for-dollar basis in an amount equal to the net proceeds from any further issuance of senior notes. The adjustment included in the unaudited pro forma condensed combined statements of operations reflects the additional interest expense using an estimated weighted average interest rate of 3.84% for the nine months ended September 30, 2011 and 3.81% for the twelve months ended December 31, 2010. For purposes of estimating the weighted average interest rate, we have made certain assumptions regarding the Related Financing Transactions. The actual weighted average interest rate may differ from the estimated rate due to changes in market conditions or differences between the actual terms of any debt financing and our assumptions. The estimated interest rates for the Bridge Facility and the Term Loan Facility were calculated using the prime rate plus a margin of 0.50%, based on our consolidated leverage ratio as of September 30, 2011. The interest rate for the Bridge Facility also assumes that the margin will increase by 0.25% on the 90th day after the funding date and by an additional 0.25% every 90 days thereafter, per the terms of the credit agreement in respect of the Bridge Facility. Adjustments have also been made for the historical interest expense related to Medco’s $2.0 billion of debt outstanding under its unsecured credit agreements that we anticipate will be repaid at the closing of the Mergers.

The adjustment to interest expense reflects the following (in millions):

	Nine Months Ended September 30, 2011	Twelve Months Ended December 31, 2010
Interest expense on financing incurred in connection with the Mergers assuming a weighted average interest rate of 3.84% for the nine months ended September 30, 2011 and 3.81% for the year ended December 31, 2010	$361.4	$477.8
Amortization associated with increase in pre-Merger Medco debt to fair value, amortized over the remaining life of each obligation	(56.5)	(79.4)
Eliminate write-off of Bridge Facility deferred financing fees upon entry into Term Loan Facility	(26.0)	—
Eliminate amortization of Bridge Facility deferred financing costs recorded in the nine months ended September 30, 2011(1)	(15.0)	—
Amortization of deferred financing costs and discounts recorded in connection with financing assumed in connection with the Mergers (See (B) above)	13.3	82.8
Historical interest cost — debt to be repaid	(16.5)	(16.7)

Total adjustment to interest expense	$260.7	$464.5

Impact of 1/8% increase in weighted average interest rates	$11.6	$15.5

(1)	This amount is being eliminated since the deferred financing fees incurred in connection with the Bridge Facility are being amortized over nine months. As such, the entire amount of amortization is assumed to occur in the twelve months ended December 31, 2010.

(J) Income taxes

The pro forma condensed combined income tax provision has been adjusted for the tax effect of adjustments to income before income taxes at the estimated blended effective rate for the periods presented as the effective rate approximates the statutory rate for the periods presented. The effective tax rate of the combined company could be significantly different depending on post-acquisition activities.

(K) Basic and diluted shares

The unaudited pro forma condensed combined basic and diluted earnings per share calculations are based on the combined basic and diluted weighted-average shares. The historical basic and diluted weighted average shares of Medco are assumed to be replaced by the shares expected to be issued by New Express Scripts at an exchange ratio of 0.81 per Medco share.